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                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95007) and in the Registration Statement (Form S-8 No. 333-40466) pertaining to the 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Employees Stock Purchase Plan and the 1999 Non-Employees Directors' Stock Option Plan of Caliper Technologies Corp. and in the Registration Statement (Post Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-45942) of our report dated January 26, 2001, with respect to the financial statements of Caliper Technologies Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


/s/ Ernst & Young LLP

Palo Alto, California
March 14, 2001